Exhibit 10.1

Western Digital Corporation
5601 Great Oaks Parkway
San Jose, California 95119

December 14, 2021

Wissam Jabre
[address redacted]

Dear Wissam,

It is with great pleasure that we at Western Digital extend this offer of employment to you. Your position will be Executive Vice President and Chief Financial Officer, reporting to me. Subject to appointment by our Board of Directors, you will be designated as an executive officer and a Section 16 officer of Western Digital as defined by applicable SEC regulations. This position is exempt and will pay an annual base salary of $625,000 (US Dollars). This offer is contingent upon successful completion of background and reference checks.

You will be eligible to participate in Western Digital's Short-Term Incentive (STI) Plan. The STI performance period is the company’s fiscal year, which begins on or about July 1 of each year. Your start date must be at least one month prior to the end of the fiscal year to be eligible to participate. Your individual target award is 120% of your eligible wages earned during each performance period. The payout will be based on corporate business results and your individual accomplishments, subject to approval by the Compensation and Talent Committee of the Board of Directors (C&T Committee).

Contingent upon approval by the C&T Committee, we will recommend a sign-on RSU award with an approximate value of $4,500,000 (US Dollars) that will vest with respect to one third of the award on each of the first three anniversaries of the date of grant. Your sign-on RSU will be converted to a number of units (rounded down to the nearest whole number) equal to (i) $4,500,000 (US Dollars), divided by (ii) the closing stock price of a share of the company’s common stock as of the grant date of the award.

Contingent upon approval of the C&T Committee, we will also recommend a fiscal 2023 long-term incentive (LTI) award with a target value of $4,500,000 (US Dollars). The LTI award will consist of 50% RSUs and 50% performance stock units (PSUs). The target value of your annual LTI award in future fiscal years is 500% of your annual base salary, subject to change at the discretion of the C&T Committee.

Your fiscal 2023 LTI award and your sign-on RSU are each subject to Western Digital's Standard Terms and Conditions for RSU and PSU awards, as applicable, and will cease upon termination of your service with Western Digital or one of its subsidiaries, provided that if we terminate your employment without “Cause” (within the meaning of Western Digital’s Executive Severance Plan), any then-unvested portion of the applicable award will vest pro-rata based on your service through your termination date pursuant to the terms of your award agreement.

You will receive a sign-on cash award of $500,000 (US Dollars), with $250,000 (US Dollars) payable within thirty (30) days of your start date and $250,000 (US Dollars) payable within thirty (30) days of the six-month anniversary of your start date. If your employment with Western Digital terminates prior to the first anniversary of your start date, any portion of the sign-on cash award that you received prior to such termination will be subject to repayment to Western Digital and you will forfeit any unpaid portion of such award. Notwithstanding the foregoing, if we terminate your employment without “Cause” (within the meaning of Western Digital’s Executive Severance Plan), you will not be required to repay the sign-on cash award if you provide a satisfactory release of claims to Western Digital. The sign-on cash award is considered taxable income to you when paid.

Western Digital will also pay for your qualifying relocation expenses in connection with your move from Austin, Texas to the San Jose area in accordance with the company’s executive relocation policy.
As a condition of employment, immediately upon hire you will be required to sign an Employee Inventions and Confidentiality Agreement governing inventions, proprietary information and such other subject matter, which the company considers vital to protect its operation. Please also be advised that the company respects the confidential information and trade secrets of others and endeavors to comply with all laws regarding the use and protection of trade secret information. The company takes its obligations in this respect very seriously and expects the same from its employees. As you prepare to terminate your current employment, please ensure that all documents and property belonging to your employer are returned. This includes documents you may have prepared in the course of your employment and documents that may be in your home, on your home computer or in your car. The company does not want access to any confidential information belonging to your former employer and specifically directs you not to take this information with you or bring onto company premises. You are prohibited from using trade secret or confidential information or property of any previous employer or other person in connection with carrying out your job duties at Western Digital.

You are employed by the company on an at-will basis. This means that either you or the company may terminate the employment relationship at any time, for any reason, with or without cause. The at-will nature of your employment with the company can only be changed by an agreement in writing signed by you and the company’s Chief People Officer. Furthermore, by accepting employment with the company, you warrant that you are not bound by the terms of an employment agreement with a third party that would preclude or limit your right to work for the company. You agree to provide the company with a copy of any and all agreements with a third party that contain any restrictions or obligations that conflict with, or are inconsistent with, the performance of your duties for the company.
As a senior leader in the organization you will not accrue vacation hours, but will coordinate your time off requests with your manager around the needs of the business. You will be eligible on your first day of employment for our benefits plan, which allows you to choose the coverage that fits your needs. You will also be eligible to join the Western Digital Corporation 401(k) Plan immediately. Your position qualifies you for additional benefits provided exclusively to executives of your level including Financial Counseling Reimbursement and company-paid life insurance up to 2x your annual base salary, not to exceed $1,000,000 (US Dollars) (which may require an Evidence of Insurability). You will receive a complete benefits summary during your orientation on your first day of employment.

Your principal place of employment will be our corporate headquarters at 5601 Great Oaks Parkway, San Jose, CA 95119. Your first day of employment will be a mutually-agreed date in January 2022. On your first day, we will conduct new hire orientation at our corporate headquarters or your orientation will be conducted virtually as needed. At that time, you will be required to provide authentic documents that establish your identity and employment eligibility.

If there are any questions of which I may be of assistance, please let me know.

Sincerely,
/s/ David Goeckeler

David Goeckeler
Chief Executive Officer

Accepted and Agreed:

/s/ Wissam Jabre________________             Date: /s/ 12/17/2021_________
Wissam Jabre